Exhibit 99.1

For more information:	Dennis Barber, Investor Relations:	(832) 357-3042
	Laurie Fickman, Media Relations:	(832) 357-7720

FOR IMMEDIATE RELEASE

GenOn Reports 3rd Quarter 2012 Results

•                  Adjusted EBITDA of $321 million for the 3rd quarter

•                  Adjusted EBITDA of $493 million for the first nine months of 2012

HOUSTON, TX — November 9, 2012 — GenOn Energy, Inc. (NYSE:GEN) today reported adjusted EBITDA of $321 million for the third quarter of 2012 compared to $256 million for the same period of 2011.  The adjusted net income was $141 million for the third quarter of 2012 compared to adjusted net income of $74 million for the same period last year.  GenOn reported a net loss of $85 million for the third quarter of 2012 compared to a net loss of $40 million for the same period of 2011.

Third Quarter 2012 versus Third Quarter 2011

Net Loss to Adjusted Net Income and Adjusted EBITDA

	Quarter Ended	Quarter Ended
(in millions)	September 30, 2012	September 30, 2011

Net Loss	$(85)	$(40)
Unrealized (gains) losses	187	(38)
Mirant/RRI Merger-related costs	2	24
NRG Merger-related costs	5	—
Impairment losses	47	133
Costs to deactivate generating facilities	8	—
Major litigation costs, net of recoveries	—	5
Lower of cost or market inventory adjustments, net	(23)	(1)
Large scale remediation and settlement costs	(2)	—
Other, net	2	(9)
Adjusted Net Income	$141	$74

Provision for income taxes	4	1
Interest expense, net	85	85
Depreciation and amortization	91	96
Adjusted EBITDA	$321	$256

Adjusted EBITDA was $321 million for the third quarter of 2012 compared to $256 million for the same period of 2011.  The improvement resulted primarily from increased capacity payments in California and reduced operating and other expenses.  The increase in adjusted EBITDA was partially offset by a reduction in energy gross margin because of lower prices and reduced generation volumes in Western PJM/MISO.

The adjusted net income was $141 million for the third quarter of 2012 compared to adjusted net income of $74 million for the same period of 2011.  The increase in adjusted net income was primarily related to the same items that affected adjusted EBITDA.

GenOn’s net loss was $85 million for the third quarter of 2012 compared to the net loss of $40 million for the same period of 2011.  The increase in net loss was primarily a result of unrealized losses in 2012 compared to unrealized gains for the same period of 2011.  This was partially offset by a reduction in impairment losses and the same items that affected adjusted EBITDA.

Net cash provided by operating activities was $238 million for the third quarter of 2012 compared to net cash provided by operating activities of $267 million for the same period of 2011.

Nine Months 2012 versus Nine Months 2011

Net Loss to Adjusted Net Loss and Adjusted EBITDA

	Nine Months Ended	Nine Months Ended
(in millions)	September 30, 2012	September 30, 2011

Net Loss	$(345)	$(289)
Unrealized losses	229	59
Mirant/RRI Merger-related costs	6	61
NRG Merger-related costs	5	—
Impairment losses	47	133
Costs to deactivate generating facilities	46	—
Major litigation costs, net of recoveries	4	12
Lower of cost or market inventory adjustments, net	21	(13)
Advance settlement of out-of-market contract obligation	(20)	—
Large scale remediation and settlement costs	(5)	30
Reversal of Potomac River settlement obligation	(31)	—
Reversal of Montgomery County carbon levy assessment	—	(8)
Loss on early extinguishment of debt	—	23
Other, net	—	(9)
Adjusted Net Loss	$(43)	$(1)

Provision for income taxes	8	4
Interest expense, net	259	290
Depreciation and amortization	269	272
Adjusted EBITDA	$493	$565

Adjusted EBITDA was $493 million for the nine months ended September 30, 2012 compared to $565 million for the same period in 2011.  The decline primarily resulted from a reduction in energy gross margin because of lower prices and reduced generation volumes as well as lower contracted and capacity revenues in Eastern PJM and Western PJM/MISO.  These items were partially offset by increased realized value of hedges and an improvement in adjusted operating and other expenses, primarily related to lower project, outage and maintenance expenses, and Mirant/RRI merger cost savings.

The adjusted net loss was $43 million for the nine months ended September 30, 2012 compared to the adjusted net loss of $1 million for the same period in 2011.  The increase in adjusted net loss was related to the same items that affected adjusted EBITDA, partially offset by lower interest expense.

GenOn’s net loss was $345 million for the nine months ended September 30, 2012 compared to the net loss of $289 million for the same period in 2011.  The increase in net loss was primarily related to the same items that affected adjusted EBITDA in addition to the items listed in the table above.

Net cash provided by operating activities was $266 million for the nine months ended September 30, 2012 compared to $282 million for the same period in 2011.

Liquidity

Total cash and cash equivalents at September 30, 2012 was $1.9 billion.  When taken together with availability under existing credit facilities, GenOn’s total available liquidity at September 30, 2012 was $2.4 billion.

Total debt on September 30, 2012 was $4.4 billion.

Plant Deactivations

As previously announced, GenOn deactivated the following generating units effective October 1, 2012:

•                  Elrama Unit 4 - 171 MW located in Pennsylvania

•                  Niles Unit 1 - 109 MW unit located in Ohio; and

•                  Potomac River Units 1 through 5 — 482 MW aggregate total located in Virginia

In connection with the previously announced agreement with the City of Alexandria, Virginia concerning the retirement of Potomac River, GenOn received in October $32 million of funds held in an escrow account under a 2008 agreement with the City.

NRG/GEN Merger

GenOn continues to expect to complete its merger with NRG Energy, Inc. by the first quarter of 2013.

Common Stock

On September 30, 2012, GenOn had 772,922,439 common shares outstanding.

Guidance

Due to the pending merger with NRG Energy, Inc., GenOn has suspended EBITDA guidance.

Conference Call

GenOn will host its third quarter 2012 earnings conference call beginning at 10:00 a.m. Eastern Time on Friday, November 9, 2012.  The conference call will be webcast live with audio and slides at www.genon.com in the Investor Relations section.  A replay of the call can be accessed approximately two hours after the call’s completion.

About GenOn Energy, Inc.

GenOn Energy, Inc. (NYSE: GEN) is one of the largest competitive generators of wholesale electricity in the United States. With power generation facilities located in key regions of the country and a generation portfolio of approximately 22,000 megawatts, GenOn is helping meet the nation’s electricity needs. GenOn’s portfolio of power generation facilities includes baseload, intermediate and peaking units using coal, natural gas and oil to generate electricity. We have experienced leadership, dedicated team members, financial strength and a solid commitment to safety, the environment, operational excellence and the communities in which we operate. GenOn routinely posts all important information on its web site at www.genon.com.

Non-GAAP Financial Measures

This press release includes “non-GAAP financial measures” as defined in Regulation G under the Securities Exchange Act of 1934, as amended. Reconciliations of these measures to the most directly comparable GAAP measures are contained herein.  This press release is available in the Investor Relations section of our web site at www.genon.com.  To the extent required, we have included a more detailed description of each of the non-GAAP financial measures used in this press release, together with a discussion of the usefulness and purpose of these measures as an exhibit to the Current Report on Form 8-K furnished to the Securities and Exchange Commission (“SEC”) with this press release, which is also available on our web site.

Certain factors that could affect GAAP financial measures are not accessible on a forward-looking basis but could be material to future reported earnings and cash flow.

Forward Looking Statements

In addition to historical information, the information presented in this communication includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. These statements involve estimates, expectations, projections, goals, assumptions, known and unknown risks and uncertainties and can typically be identified by terminology such as “may,” “will,” “should,” “could,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “expect,” “intend,” “seek,” “plan,” “think,” “anticipate,” “estimate,” “predict,” “target,” “potential” or “continue” or the negative of these terms or other comparable terminology.  Such forward-looking statements include, but are not limited to, statements about the anticipated benefits of the proposed transaction between NRG and GenOn, our and the combined company’s future revenues, income, indebtedness, capital structure, plans, expectations, objectives, projected financial performance and/or business results and other future events, each party’s views of economic and market conditions, and the expected timing of the completion of the proposed transaction.

Forward-looking statements are not a guarantee of future performance and actual events or results may differ materially from any forward-looking statement as result of various risks and uncertainties, including, but not limited to, those relating to: the ability to satisfy the conditions to the proposed transaction between NRG and GenOn, the ability to successfully complete the proposed transaction (including any financing arrangements in connection therewith) in accordance with its terms and in accordance with expected schedule, the ability to obtain necessary approvals for the proposed transaction, or an inability to obtain them on the terms proposed or on the anticipated schedule, diversion of management attention on transaction-related issues, impact of the transaction on relationships with customers, suppliers and employees, the ability to finance the combined business post-closing and the terms on which such financing may be available, the financial performance of the combined company following completion of the proposed transaction, the ability to successfully integrate the businesses of NRG and GenOn, the ability to realize anticipated benefits of the proposed transaction (including expected cost savings and other synergies) or the risk that anticipated benefits may take longer to realize than expected, legislative, regulatory and/or market developments, the outcome of pending or threatened lawsuits, regulatory or tax proceedings or investigations, the effects of competition or regulatory intervention, financial and economic market conditions, access to capital, the timing and extent of changes in law and regulation (including environmental), commodity prices, prevailing demand and market prices for electricity, capacity, fuel and emissions allowances, weather conditions, operational constraints or outages, fuel supply or transmission issues, hedging ineffectiveness.

Additional information concerning other risk factors is contained in GenOn’s most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings.

Many of these risks, uncertainties and assumptions are beyond GenOn’s ability to control or predict. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made, and GenOn undertakes no obligation to update publicly or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this communication. All subsequent written and oral forward-looking statements concerning GenOn, the proposed transaction, the combined company or other matters and attributable to GenOn or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above.

Additional Information And Where To Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  In connection with the proposed business combination transaction between NRG and GenOn, NRG filed with the SEC a registration statement on Form S-4 that includes a joint proxy statement of NRG and GenOn and that also constitutes a prospectus of NRG.  The registration statement was declared effective by the SEC on October 5, 2012. NRG and GenOn first mailed the joint proxy statement to their respective stockholders on or about October 10, 2012. In addition, the joint proxy statement/prospectus was supplemented on October 25, 2012, and GenOn first mailed the supplement to its stockholders on or about October 26, 2012.  INVESTORS AND SECURITY HOLDERS OF GENON AND NRG ARE URGED TO READ THE REGISTRATION STATEMENT, INCLUDING THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS AND THE SUPPLEMENT THERETO AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.  Investors and stockholders can obtain free copies of the definitive joint proxy statement/prospectus and other documents containing important information about NRG and GenOn through the website maintained by the SEC at www.sec.gov.  NRG and GenOn make available free of charge at www.nrgenergy.com and www.genon.com, respectively (in the “Investor Relations” section), copies of materials they file with, or furnish to, the SEC.

Participants In The Merger Solicitation

NRG, GenOn, and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of GenOn and NRG in connection with the proposed transaction.  Information about the directors and executive officers of NRG is set forth in its proxy statement for its 2012 annual meeting of stockholders, which was filed with the SEC on March 12, 2012.  Information about the directors and executive officers of GenOn is set forth in its proxy statement for its 2012 annual meeting of stockholders, which was filed with the SEC on March 30, 2012.  Other information regarding the participants in the proxy solicitation can be found in the above-referenced registration statement on Form S-4.  These documents can be obtained free of charge from the sources indicated above.

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